Lithia Announces Acquisition of Buick GMC and Cadillac Stores

MEDFORD, OR -- (Marketwired - June 12, 2014) - Lithia Motors, Inc. (NYSE: LAD) has acquired Vic Alfonso Cadillac and Braley & Graham Buick GMC in Portland, Oregon. The stores will be renamed Buick GMC of Beaverton and Cadillac of Portland Lloyd Center, and will add $60 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to expand our operations in the Portland market with the addition of two General Motors stores, bringing the total number of stores we operate in the area to seven. These acquisitions make us the exclusive Cadillac dealer in Portland, increasing our existing luxury platform of BMW and Mercedes Benz stores in the metropolitan area."

About Lithia
Lithia Motors, Inc. is the eighth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 101 stores in 12 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

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Contact:
John North
VP Finance and Controller
(541) 618-5748